EXHIBIT 10.7

SECOND AMENDMENT TO
SOUTHERN MICHIGAN BANK & TRUST
DEFERRED COMPENSATION AGREEMENT
For

          THIS AMENDMENT executed on March 28, 2008, by SOUTHERN MICHIGAN BANK & TRUST, a state commercial bank located in Coldwater, Michigan (the "Company") and _____________ (the "Executive").

          The Company and the Executive executed the Southern Michigan Bank & Trust Deferred Compensation Agreement dated ________________ (the "Agreement"). Pursuant to the power of amendment reserved by Article 9 of the Agreement, the undersigned hereby amend, in part, said Agreement for the purpose of complying with the final deferred compensation regulations under Section 409A of the Internal Revenue Code. Therefore:

          Article 1, Section 1.6 is amended to read as follows:

          1.6          "Disability" means the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under the Company's accident and health plan.

          Article 1, Section 1.13 is amended to read as follows:

          1.13          "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever in a manner that constitutes a "separation from service" as that term in defined by Section 409A of the Code, other than by reason of a leave of absence, which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

          Article 2, Section 2.2.2 is amended to read as follows:

          2.2.2          Hardship. If an unforeseeable financial emergency occurs, the Executive, by written instructions to the Company, may reduce future deferrals under this Agreement. For purposes of this Agreement, an unforeseeable financial hardship shall mean an emergency need for funds resulting from extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

          Article 4, Section 4.3 is amended to read as follows:

          4.3          Disability Benefit. If the Executive suffers a Disability, the Company shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

          Article 4, Section 4.5 is amended to read as follows:

          4.5          Hardship Distribution. Upon the Board of Director's determination (following petition by the Executive) that the Executive has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Executive all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship (including amounts necessary to pay taxes or penalties resulting from the distribution) and distribution shall not be made to the extent the unforeseeable financial hardship may be relieved through alternative means, such as insurance, liquidation of the Executive's assets to the extent it would not cause a severe financial hardship, or by ceasing deferrals under this Agreement.

          A new Article 4, Section 4.6 is added to read as follows:

          4.6          Benefit Elections. The form of payment of Executive's Normal Retirement Benefit, Disability Benefit and Change of Control Benefit in effect on December 31, 2007, on the Form of Benefit Election attached as Exhibit II to the Agreement is irrevocable as of December 31, 2007, and may not be subsequently changed except in accordance with the following restrictions:

          4.6.1          Effective Date. An election of a new form of payment will not take effect until 12 months after the date on which the election is made.

          4.6.2          Mandatory Deferral. Except for changes in the form of payment of Executive's Disability Benefit, any new election of the form of payment will result in the payment being deferred for five years from the date the payment otherwise would have been made. The five year deferral will be calculated from the date the lump sum or first installment was otherwise scheduled to be paid.

          A new Article 4, Section 4.7 is added to read as follows:

          4.7          Delay in Payment. Notwithstanding any other timing provision in this Article 4, if, at the time Executive would begin receiving payment of the Normal Retirement Benefit, Early Termination Benefit, or Change in Control Benefit, Executive is a "specified employee" as defined by Section 409A of the Internal Revenue Code, then no payments will be made before the date that is six months after Executive's Termination of Employment. Payments to which Executive would otherwise have been entitled during that six months will be accumulated and paid on the first day after six months following the date of Executive's Termination of Employment. All payments that would otherwise be made more than six months following the date of Executive's Termination of Employment will be made in accordance with the general timing provisions described above.

          Article 7, Section 7.3 is amended to read as follows:

          7.3          Excess Parachute Payment Gross-up. If any benefit payable under this Agreement would create an excise tax under the excess parachute rules of Section 280G of the Code, the Company shall pay to the Executive an additional amount (the "Gross-up") equal to the Executive's excise penalty tax amount divided by the sum of (one minus the sum of the penalty tax rate plus the Executive's marginal income tax rate). The Gross-up shall be paid to Executive in a lump sum by the end of the calendar year following the calendar year in which Executive remits the related taxes.

          Article 7, Section 7.4 is amended to read as follows:

          7.4          Deferral Unwind Provision. If, for any reason, all or any portion of the Executive's benefits becomes taxable under Section 409A of the Code prior to receipt, the Executive may petition the Company for a distribution of that portion of the Executive's benefit that has become taxable. Upon the grant of such a petition, the Company shall distribute to the Executive immediately available funds in an amount equal to the portion of the benefit taxable under Section 409A of the Code. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Executive's petition is granted.

          IN WITNESS OF THE ABOVE, the Executive and the Company have agreed to this Amendment.

Executive:	Company:

Southern Michigan Bank & Trust

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